Exhibit 99.1

Press Release

Global Power Equipment Group Inc.

Announces Second Quarter 2011 Financial Results

IRVING, Texas, August 15, 2011- Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power” or the “Company”) today announced its unaudited financial results for the three and six months ended June 30, 2011. These results are available on the Company’s website at www.globalpower.com.

For the three months ended June 30, 2011, the Company reported revenues of $149.5 million and income from continuing operations of $49.6 million, or $2.92 per diluted common share, including a non-recurring, non-cash benefit from the release of income tax valuation allowances of $40.1 million or $2.36 per diluted common share. Revenues for the three months ended June 30, 2010 were $124.7 million and income from continuing operations was $8.5 million, or $0.52 per diluted share. Services Division revenue as a percentage of consolidated revenue was 56% for the second quarter 2011, down from 69% for the same period in 2010.

For the six months ended June 30, 2011, the Company reported revenues of $261.1 million and income from continuing operations of $50.5 million, or $2.99 per diluted common share, which included $40.1 million, or $2.37 per diluted share, of benefit from the release of the income tax valuation allowance. Revenues for the prior period in 2010 were $281.8 million and income from continuing operations was $18.6 million, or $1.15 per diluted common share.

“Our second quarter 2011 financial results were positively impacted by the timing of $20 million of contracts in our Products Division that were ready to ship in the first quarter but not released by customers for shipment until the second quarter which brought year-to-date results in alignment with internal expectations,” said David Keller, President and CEO of Global Power. “We are pleased to have announced the sale of Deltak’s operating assets and believe our shareholders will benefit from a focused allocation of resources in our core businesses. We have updated the full year 2011 directional guidance by segment in the most recent investor presentation on our website, and see increasing momentum in the OEM gas turbine cycle that is expected to benefit our Products Division in 2012.”

The Company generated EBITDA (earnings before interest, income taxes, depreciation, and amortization) from continuing operations of $11.5 million and $13.7 million for the three and six months ended June 30, 2011, respectively. EBITDA from continuing operations was $10.8 million and $25.7 million for the three and six months ended June 30, 2010, respectively. EBITDA is a non-GAAP financial measure. A reconciliation of our income from continuing operations to EBITDA is included in the schedules attached to this press release.

At quarter end, the Company’s backlog was $352 million, an increase of $2 million from year end levels but down $33 million from March 31, 2011. The decrease in backlog from the first quarter was primarily due to the timing of orders shipped in the Products Division. Products comprised 44% of backlog at quarter end, up from 34% at year end. Backlog is not a measure defined by GAAP, and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. Backlog may not be indicative of future operating results and projects in our backlog may be cancelled, modified or otherwise altered by our customers.

As of June 30, 2011, the Company had unrestricted cash of $53.6 million and $25 million of unused capacity under its revolving credit facility.

The Company will host a conference call on Tuesday, August 16, 2011 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss these results. The call can be accessed live over the telephone by dialing (877) 407-9039, or for international callers, (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 376090. The replay will be available until August 30, 2011.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Global Power’s website at www.globalpower.com in the Investor Relations—Events & Presentations section. A replay of the conference call will also be available for approximately 30 days following the call.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed with the SEC on March 22, 2011 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Company Contact:

Jennifer Gordon

ICR

(918) 274-2280

investorrelations@globalpower.com

The table below represents the operating results of the Company for the periods indicated:

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Product revenues	$65,665	$38,754	$93,426	$73,808
Service revenues	83,848	85,906	167,670	208,002

Total revenues	149,513	124,660	261,096	281,810

Cost of product revenues	51,256	28,517	74,197	54,841
Cost of service revenues	73,325	71,996	147,313	177,565

Cost of revenues	124,581	100,513	221,510	232,406

Gross profit	24,932	24,147	39,586	49,404

Selling and administrative expenses	14,007	13,929	27,432	24,788

Operating income	10,925	10,218	12,154	24,616

Interest expense	314	1,119	574	3,276
Reorganization expense	(50)	434	(5)	940
Income tax expense	(38,976)	149	(38,938)	1,778

Income from continuing operations	49,637	8,516	50,523	18,622

Discontinued operations:
Income from discontinued operations, net of tax	—	2,105	—	3,164

Net income	$49,637	$10,621	$50,523	$21,786

Basic earnings per weighted average common share:
Income from continuing operations	$3.13	$0.56	$3.21	$1.23
Income from discontinued operations	—	0.13	—	0.20

Income per common share - basic	$3.13	$0.69	$3.21	$1.43

Weighted average number of shares of common stock outstanding - basic	15,875,794	15,303,434	15,720,143	15,189,849

Diluted earnings per weighted average common share:
Income from continuing operations	$2.92	$0.52	$2.99	$1.15
Income from discontinued operations	—	0.13	—	0.20

Income per common share - diluted	$2.92	$0.65	$2.99	$1.35

Weighted average number of shares of common stock outstanding - diluted	16,983,606	16,435,396	16,908,745	16,168,683

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)
Income from continuing operations	$49,637	$8,516	$50,523	$18,622
Add back (deduct):
Income tax provision (benefit)	(38,976)	149	(38,938)	1,778
Interest expense	314	1,119	574	3,276
Depreciation and amortization	553	1,012	1,516	2,052

EBITDA from continuing operations (1)	$11,528	$10,796	$13,675	$25,728

(1)

EBITDA from continuing operations represents income from continuing operations adjusted for income taxes, interest, and depreciation and amortization. The Company believes EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However EBITDA is not a GAAP financial measure. The Company’s calculation of EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$53,636	$55,474
Restricted cash	1,019	1,019
Accounts receivable, net of allowance of $455 and $2,508	52,684	58,892
Inventories	6,421	5,077
Costs and estimated earnings in excess of billings	50,030	33,076
Deferred tax, current	7,085	814
Other current assets	6,120	4,087

Total current assets	176,995	158,439

Property, plant and equipment, net	13,038	12,234
Deferred tax asset, long-term	16,121	—
Other long-term assets	94,416	95,052

Total assets	$300,570	$265,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$30,708	$37,328
Billings in excess of costs and estimated earnings	16,916	11,335
Other current liabilities	16,872	15,892

Total current liabilities	64,496	64,555

Long-term deferred tax liability	—	17,748
Other long-term liabilities	4,345	4,159
Liabilities subject to compromise	—	207

Total liabilities	68,841	86,669

Stockholders’ equity	231,729	179,056

Total liabilities and stockholders’ equity	$300,570	$265,725

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2011	2010
	(Unaudited)
Net cash provided by operating activities	$793	$8,395
Net cash (used in) provided by investing activities	(1,712)	107
Net cash used in financing activities	(2,857)	(41,617)
Effect of exchange rate changes on cash	1,938	(3,822)

Net change in cash and cash equivalents	$(1,838)	$(36,937)